April 29, 2005

Mr. James Lonergan

c/o TheStreet.com, Inc.

14 Wall Street

15th Floor

New York, NY 10005

Re:	Employment Agreement, dated as of March 1, 2003 (the “Employment Agreement”), between you and TheStreet.com, Inc., (the “Company”).

Dear Jim:

Reference is made to the Employment Agreement, which expired on February 28, 2005. We wish to renew the Term of the Employment Agreement for one (1) year at your current Annual Salary. Capitalized terms used and not defined herein have the same meanings ascribed to them in the Employment Agreement.

In consideration of the foregoing and of the mutual agreements of the parties herein contained, the parties hereby agree as follows:

1.	The Term of the Employment Agreement is hereby renewed, and shall expire on February 28, 2006.

2.

The Annual Salary payable to you under the Employment Agreement shall be $275,000, which is equal to your current salary for 2005 as set by the CEO and the Compensation Committee of the Board of Directors of the Company, subject to review and increase during the Term in accordance with the provisions of Section 2(a) of the Employment Agreement.

3.

Except as expressly modified, amended or supplemented by this letter agreement, all other terms and provisions of the Employment Agreement shall remain and continue unmodified in full force and effect.

If the foregoing accurately reflects your understanding, kindly sign this letter in the space provided below.

Best regards,

THESTREET.COM, INC.

By: /s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED & ACCEPTED:

/s/ James K. Lonergan

James K. Lonergan